Exhibit 10.3

CHANGE ORDER FORM
Permanent Restroom Trailers and Installation of Tie-In for GTG Fuel Gas Interconnect

PROJECT NAME: Sabine Pass LNG Stage 2 Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: December 20, 2012	CHANGE ORDER NUMBER: CO-00018 DATE OF CHANGE ORDER: May 21, 2015

The Agreement between the Parties listed above is changed as follows:

1.	Parties agree Bechtel will require vendors to use Mobil brand oil for compressor oil flushing and first fill.

2.
Parties agree Bechtel will perform the engineering and procurement needed for a tie-in to isolation block valves into the GTG Fuel Gas supply to Stage 1&2/Regas pipelines. The tie-in will be made downstream of the existing control valves PV-31018 A&B and upstream of Fuel Gas knockout drum V-120. Piping from the tie point is to be routed south underneath pipe way south of V-120 where the isolation valves are to be located. A platform is to be added to provide access to the isolation valves.

3.	Exhibit A depicts the layout of the above-referenced GTG tie-ins.

4.
Parties agree Bechtel will source three (3) Fuel Gas Valves, Woodward model #99008-1548 to support the existing Regas Operations GTG maintenance overhaul work. This Change Order includes the procurement, shipping, engineering and procurement of these items.

5.	Parties agree Bechtel will pour slabs (without piles) and provide electrical and potable water service connections for four (4) restroom trailers (P1-P4). Specifically, the details include:

a.	Bechtel will provide 120 volt power and terminate in Junction Boxes in “unclassified” area near the pipe rack location. Electrical power will be routed in existing cable tray on an existing pipe rack.

b.	Each trailer will be provided with one source of 120V (20 amp) for lighting and HVAC per Ameri-Can Engineering.

c.	Bechtel will provide slabs without piles to support the toilet trailers for each of the 4 locations. No soil improvement will be carried out.

d.	Water will be potable quality. Bechtel to provide potable water with RPZD (Reduced Pressure Zone Device).

e.	No winterization will be provided but each will have low point drains.

f.
Potable water line and electrical 110V cable will be terminated in an “unclassified” area near or adjacent to the Liquefaction pipe rack. SPL will provide the interconnection utilities from Bechtel’s tie-in location to each restroom trailer facility.

6.
Parties agree Bechtel will modify the current design to ensure the Regasification Area fire and gas system is separated from the Liquefaction Area control and that the Operators Work Station is separated from the Stage 3 workstation. Additionally, the operation interface of the fire and gas system will require enhancements. Additional details include:

a.
The addition of one (1) S3 Work Station and one (1) EQP Controller with associated fiber optic serial converter and EDIO module for interface with Regasification EQP for Fire Water Pump Start signals to be dedicated to the Liquefaction Stages 1 & 2 with provisions to incorporate future Stage 3.

b.	Addition of three (3) Modbus gateway converters to be installed in the three (3) existing Stage 2 EQP panels located in the substations.

c.	Addition of one (1) Modbus gateway converters to be installed in the existing Stage 2 EQP panels located in the Control Room.

d.	Addition of three (3) fiber optic serial converters to be located in the Control Building.

e.
All interface wiring/cabling including fiber optics and jumpers for the above items. The fiber cable used for this change will eliminate or reduce the 20% spare fiber optics capacity required by the specifications. This specification deviation has been agreed to by SPL.

f.	Changes to the system configuration so that the graphics and alarms can be accessed from HMI in other areas.

g.	Exhibit B details this scope of Work.

7.
Parties agree Bechtel will install a 3” x 2” reducer just before it ties in with 36”-24RP-14475-134-N to reduce the flow of propane and minimize the impact to the adjacent property if a spill occurred. This work is detailed in Exhibit C.

8.	Parties agree that Milestones 42.01 and 51.01 of Schedule C-1 will be amended and replaced with the following description to conform with the requirements of Article 11.1.A of the Agreement:

a.	Milestone 42.01 - “Subproject 3 - Deliver 120 Day Notice for RFSU to Cheniere.”

b.	Milestone 51.01 - “Subproject 4 - Deliver 120 Day Notice for RFSU to Cheniere.”

9.	The overall cost breakdown for this Change Order is detailed in Exhibit D.

10.	Schedule C-1 (Milestone Payment Schedule) of Attachment C of the Agreement will be amended by including the milestone(s) listed in Exhibit E of this Change Order.

Adjustment to Contract Price

The original Contract Price was	$3,769,000,000
Net change by previously authorized Change Orders (#0001-00017)	$25,308,381
The Contract Price prior to this Change Order was	$3,794,308,381
The Contract Price will be increased by this Change Order in the amount of	$1,078,633
The new Contract Price including this Change Order will be	$3,795,387,014

Adjustment to dates in Project Schedule
The following dates are modified (list all dates modified; insert N/A if no dates modified): No impact to Project Schedule.

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary)

Adjustment to Payment Schedule: Yes. See Exhibits D and E.

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:

[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials: /s/ JJ Contractor /s/ EL Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Ed Lehotsky	/s/ JT Jackson
Owner	Contractor
Ed Lehotsky	JT Jackson
Name	Name
VP LNG Projects	Sr. Vice President
Title	Title
June 30, 2015	May 27, 2015
Date of Signing	Date of Signing